Exhibit 99.1

Blue Star Foods Reports Revenue Growth of 79%

for First Half of 2022

Highlighted by Initial $0.5 Million Revenue from Soft-Shell Crab RAS

Miami, FL – August 16, 2022 (GLOBE NEWSWIRE) – Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS), today announced financial and operational results for the three and six months ended June 30, 2022.

Key Financial Highlights for the Three Months Ended June 30, 2022 Compared to the Same Three Month Period in 2021.

■	Revenue increased 39% to $3.0 million
■	Soft-shell crab RAS revenue increased to $0.5 million, from $0
■	Net loss increased 229% to $1.4 million
■	Adjusted EBITDA loss increased to $1.0 million
■	Cash balance at $2.6 million ($1.2 million at December 31, 2021)
■	Inventory of $5.7 million ($2.1 million at December 31, 2021)
■	Total assets increased 29% to $20.6 million ($16.0 million at December 31, 2021)

Key Financial Highlights for the Six Months Ended June 30, 2022 Compared to the Same Six Month Period in 2021.

■	Revenue increased 79% to $8.3 million
■	Net loss increased 172% to $2.5 million
■	Adjusted EBITDA loss increased to $1.3 million

Business Highlights for the Three Months Ended June 30, 2022

■	Selected for inclusion in the Russell Microcap® Index
■	Selected HTH Engineering & Equipment LLC as its the RAS technology provider for its planned expanded Soft-Shell Atlantic Crab RAS farm in Jasper County, South Carolina
■	Taste of BC Aquafarms, Inc. a subsidiary of Blue Star, hatched its first batch of Chinook Salmon, as part of its process to explore potential future species diversification within the Pacific Salmon family
■	Appointed Miozotis Ponce as Chief Operating Officer
■	Appointed Silvia Alana and Juan Carlos Dalto to the Board of Directors

Management Commentary

John Keeler, Chairman and CEO of Blue Star, commented, “We continued our positive momentum during the second quarter and we believe remain on track to nearly double revenue for all of 2022, as compared to the $10.0 million revenue we generated in all of 2021. We launched our soft-shell crab RAS operations in March 2022, as we utilize technology to enhance productivity and sustainability. We are very pleased with the early results and $0.5 million revenue contribution in the second quarter, as we look for its pending expansion to be a major differentiator for us and contributor to profitability. Initial response from our seafood distributors and customers has been favorable in validating our sustainable indoor fish farming technology and processes.”

Mr. Keeler continued, “In this second quarter, we ramped our investment in our RAS divisions to position us for expansion in the second half of the year and into 2023. Without such incremental investment and our non-cash expenses, our operating profitability would have been similar to previous quarters. We are excited with our multi-phase engineering contract with HTH to provide planning, design and consulting services to create a new facility that, when fully built, will be able to harvest over 220,000 dozen a year of Soft-Shell Atlantic Blue Crab. The new operation will be in Jasper County, South Carolina, replacing the existing facility in Beaufort County, South Carolina.”

Mr. Keeler concluded, “As we look to the second half of 2022, we believe we remain on track to restore our legacy business to pre-pandemic levels of approximately $20 million of annual revenue. Our team is focused on advancing into the construction phase of our transformational soft-shell crab RAS facility in Jasper County, South Carolina. We believe that the Company is poised to successfully deliver on its mission statement of providing safe, secure and sustainable local source farm-raised seafood species. We look forward to providing updates on our progress.”

Current Project Timeline for Soft-Shell Crab RAS Facility in Jasper County, South Carolina

●	In detail engineering phase
●	Construction expected to start by the end of September 2022
●	Start RAS installation by the end of December 2022
●	Commissioning by the end of March 2023
●	Commence operations in the second quarter of 2023
●	1st commercial harvest in the third quarter of 2023

Positive Operating Performance Metrics for First Half of 2022 at Taste of BC Aquafarms, Inc.

Blue Star made a significant investment to build up the raw material and biomass inventory at Taste of BC Aquafarms in British Columbia that it is expected to be sold over the remainder of 2022. At the end of the second quarter, the Company had standing biomass of 40 metric tons (MT) in its facility, which was originally designed for 27MT. This expansion was a major success without compromising water conditions or fish performance.

Average Fish Harvest Weight

●	In the six months ending June 30, 2021, the Company’s average fish harvest weight has been 1.94kg. The Company targets a minimum weight of 2kg for its Steelhead Salmon product.

Average Harvest Downgrade Percentage

●	In the six months ending June 30, 2021, the total harvest downgrade percentage was 1.3%. This metric measures the number of fish at harvest that we did not bring to market at full price in the last stage of the lifecycle.

Average Feed Conversion Ratio

In the six months ending June 30, 2021, we have achieved a feed conversion ratio (FCR) of 1.18KG Feed/Kg.

Financial Results for the Three Months Ended June 30, 2022

■	Revenue for the three months ended June 30, 2022, increased by $0.9 million, or 39.0%, to $3.0 million compared to $2.1 million for the three months ended June 30, 2021, as a result of higher market prices of our product together with sales of our new Taste of BC Aquafarms and soft-shell crab operations, which contributed $0.5 million revenue.

■	Gross profit for the three months ended June 30, 2022 decreased by $0.3 million, or 41% to $0.3 million compared to $0.6 million in the three months ended June 30, 2021. This decrease is attributable to higher market prices and higher cost of goods sold. The corresponding gross margin for the three months ended June 30, 2022, decreased to 11.4% compared to 26.8% for the three months ended June 30, 2021. This decrease is attributable to cost of goods inflation and rapid LTL freight fuel surcharges. Over the long-term, we hope to pass this on through higher wholesale prices.

■	Operating loss for the three months ended June 30, 2022, increased by $0.8 million, or 208%, to $1.1 million, compared to $0.4 million for the three months ended June 30, 2021. The increase in operating expenses for the three months ended June 30, 2022 was attributable to increases in salaries for existing and new employees, acquisition costs and costs for our softshell crab operations. Of note, operating loss for the three months ended June 30, 2022, included non-cash or one-time non-recurring operating expenses totaling $0.4 million, comprised of non-cash items of $0.1 million in depreciation and amortization and $0.3 million in stock compensation.

■	Net loss for the three months ended June 30, 2022, increased by $1.0 million, or 229% to $1.4 million, compared to $0.4 million for the three months ended June 30, 2021. The increase in net loss is primarily attributable to increases in salaries and wages and other expenses in connection with the acquisition of the soft-shell crab operations and amortization of Lind convertible debt discount. The EPS loss per share for the three months ended June 30, 2022 was ($0.06), compared to ($0.02) for the three months ended June 30, 2021.

■	Adjusted EBITDA loss for the three months ended June 30, 2022 was $1.0 million compared to $0 for the three months ended June 30, 2021.

■	As of June 30, 2022, Blue Star had approximately $2.6 million in cash, compared to $3.0 million on March 31, 2022.

Financial Results for the Six Months Ended June 30, 2022

●	Revenue for the six months ended June 30, 2022 increased by $3.7 million, or 79%, to $8.3 million compared to $4.6 million for the six months ended June 30, 2021 as a result of higher market prices of our product together with sales of our new TOBC Aquafarms and soft-shell crab operations, which contributed $0.5 million revenue.

●	Gross profit for the six months ended June 30, 2022 decreased by less than $50,000, or 5%, to $0.8 million compared to $0.9 million in the six months ended June 30, 2021. The corresponding gross margin for the six months ended June 30, 2022, decreased to 10.0% compared to 18.9% for the six months ended June 30, 2021.

●	Operating loss for the six months ended June 30, 2022, increased by $1.2 million, or 144%, to $2.0 million, compared to $0.8 million for the six months ended June 30, 2021. Of note, operating loss for the six months ended June 30, 2022, included non-cash or one-time non-recurring operating expenses totaling $1.0 million, comprised of non-cash items of $0.3 million in depreciation and amortization and $0.6 million in stock compensation and one-time non-recurring operating expenses totaling $0.1 million associated with legal and professional fees in the Gault Seafood asset acquisition.

●	Net loss for the six months ended June 30, 2022, increased by $1.6 million, or 172% to $2.5 million, compared to $0.9 million for the six months ended June 30, 2021. The EPS loss per share for the six months ended June 30, 2022 was ($0.10), compared to ($0.05) for the six months ended June 30, 2021.

●	Adjusted EBITDA loss for the six months ended June 30, 2022, increased by $1.2 million, to $1.3 million, compared to $0.1 million for the six months ended June 30, 2021.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated ESG seafood company that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The Company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Investors@bluestarfoods.com